Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-160881) pertaining to the Expedia Retirement Savings Plan of our report dated June 9, 2009, with respect to the financial statement of the Expedia Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Seattle, Washington

June 11, 2010